PRESS RELEASE                                Source: Integral Technologies, Inc.

INTEGRAL'S ELECTRIPLAST(TM) CHOSEN AS A 2007 CES INNOVATIONS AWARD RECIPIENT Wednesday November 8, 5:00 pm ET

BELLINGHAM, Wash.--(BUSINESS WIRE)--Integral Technologies, Inc.'s (OTCBB:ITKG -
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News; "Integral"), revolutionary ElectriPlast(TM) technology has been selected
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as a recipient of a CES Innovations 2007 Design and Engineering Award in the
Enabling Technologies product category. Not only was Integral's ElectriPlast(TM) selected as an Innovations 2007 honoree but the judges also awarded it one of the highest scores in the Enabling Technologies product category.

Integral's proprietary ElectriPlast(TM) technology is a capsulated, highly conductive recipe, specifically designed for molding or extruding. Various selections of base resins and polymers (plastics & rubbers) can be utilized using this technology. Engineers now have the moldable design flexibility to better utilize valuable and shrinking real estate within electronic devices, including thermal and acoustical management. ElectriPlast(TM) carries electrical currents as capably as silver, copper or even superconductors.

Thomas Aisenbrey, Integral's Chief Technology Officer, and inventor of the ElectriPlast(TM) technology has said "ElectriPlast(TM) has the ability to be a killer application for the electronics industry."

Presented by the Consumer Electronics Association (CEA) and the International Consumer Electronics Show (CES), the Innovations Awards recognize advancements in technology and engineering. This year, an independent panel of judges evaluated more than 1,000 entries from over 160 companies. The preeminent panel of judges evaluates products based on these weighted criteria: (1) The product's intended use/function and user value (2) Engineering qualities of the product, including technical specifications and materials used (3) Unique and novel features (4) Contributions to the quality of life (5) Aesthetic and design qualities (using visuals provided) (6) Impact on the manufacturer's business model.

Now in its 10th year, the Best of Innovations Awards are given to the most highly honored products in all facets of the consumer technology industry. Integral's ElectriPlast(TM) technology will be on display in the Innovations 2007 Showcase in Innovations Plus at the 2007 International CES, January 8-11, 2007 in Las Vegas, NV at the Sands Expo and Convention Center.

CEA

The Consumer Electronics Association (CEA) is the preeminent trade association promoting growth in the consumer technology industry through technology policy, events, research, promotion and the fostering of business and strategic relationships. CEA's resources are available online at www.ce.org.
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Integral Technologies

Integral Technologies, Inc. (www.itkg.net) is the developer of an innovative electrically conductive resin-based material called "ElectriPlast(TM)," a highly conductive recipe that can be molded into virtually any shape or dimension associated with the range of plastics, rubbers and other polymers. Our IP consists of ElectriPlast(TM) and over 100 applications of ElectriPlast(TM) in various industries. To date, we have had 19 US patents issued, or allowed and pending issuance, and 90 patents pending on ElectriPlast(TM) applications. Various examples of industries where ElectriPlast(TM) can be used are antennas, shielding, lighting, circuitry, switch actuators, resistors, and medical devices, to name just a few. The company is currently introducing these new products and ElectriPlast(TM) technology on a global scale.


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This press release contains "forward-looking statements" within the meaning of
Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, and (3) other factors detailed in the company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that the transaction described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more detailed information on the company and the technologies described above please visit our web site at www.itkg.net or contact Shareholder Relations at 888-666-8833 or The Investor Relations Group, at 212-825-3210.

Contact:
Integral Technologies, Inc.
Michael Pound, Shareholder Relations, 888-666-8833 or
Investor Relations Group
212-825-3210
www.itkg.net
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